Exhibit 21.1

THOMSON REUTERS (TAX & ACCOUNTING) INC. SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
SurePrep, LLC	Delaware

WEST PUBLISHING CORPORATION SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
Sky US Newco Corp.	Delaware

Thomson Reuters Special Services LLC	Delaware

TR FINANCE LLC SUBSIDIARIES

None.

THOMSON REUTERS APPLICATIONS INC. SUBSIDIARIES

None.